UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Long, Robert R.
   25 Park Place, NE
   Atlanta, GA  30303
2. Issuer Name and Ticker or Trading Symbol
   SunTrust Banks, Inc.
   (STI)
3. IRS or Social Security Number of Reporting Person (Voluntary)
   58-1575035
4. Statement for Month/Year
   October 1996
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chairman, President & CEO, SunTrust Banks of Georgia, Inc.
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |10/31/|M   |V|7,000             |A  |9.50       |                   |      |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/31/|F   |V|1,426             |D  |46.62      |46,474 shares      |D     |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
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                           |      |    | |                  |   |           |3,200 shares       |I     |Spouse                     |
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                           |      |    | |                  |   |           |560 shares         |I     |Daughter                   |
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                           |      |    | |                  |   |           |38,732 shares      |I     |401(k)                     |
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                           |      |    | |                  |   |           |65,600 shares      |I     |(1)                        |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Option (2)            |9.50    |10/31|M   |V|7,000      |D  |11/10|11/10|Common Stock|7,000  |9.50   |            |   |            |
                      |        |/96  |    | |           |   |/87  |/97  |            |       |       |            |   |            |
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Option (2)            |        |     |    | |           |   |11/8/|11/8/|Common Stock|9,400  |10.56  |9,400       |D  |            |
                      |        |     |    | |           |   |88   |98   |            |       |       |            |   |            |
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Option (2)            |        |     |    | |           |   |11/14|11/14|Common Stock|8,800  |11.19  |8,800       |D  |            |
                      |        |     |    | |           |   |/89  |/99  |            |       |       |            |   |            |
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Option (2) (3)        |        |     |    | |           |   |8/8/9|8/7/2|Common Stock|33,000 |30.25  |33,000      |D  |            |
                      |        |     |    | |           |   |5    |005  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) Restricted stock held under SunTrust Executive Stock Plan exempt under Rule 16(b)3 and subject to certain existing conditions. Restricted stock agreements contain tax withholding features allowing stock to be withheld to satisfy tax withholding
obligations.
(2) Granted pursuant to SunTrust Executive Stock
Plan.
(3) The option becomes exercisable in 10% increments over 10 years or in the event of death, disability or change in control.
SIGNATURE OF REPORTING PERSON
/s/ Robert R. Long by Raymond Fortin, Power of Attorney
DATE
November 8, 1996